Exhibit 99.1

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2009

MANCHESTER, CT – April 30, 2009 — LYDALL, INC. (NYSE: LDL) today announced financial results for the first quarter ended March 31, 2009.

Net sales for the quarter ended March 31, 2009 were $54.3 million compared with $89.9 million for the quarter ended March 31, 2008. Excluding the impact of foreign currency translation, net sales decreased by $32.4 million in the first quarter of 2009 compared with the first quarter of 2008. Net loss for the current quarter of ($4.5) million, or ($.27) per diluted share, included pre-tax restructuring expenses of $2.1 million, or $.08 per diluted share, related to the consolidation of the North American automotive operation. Excluding the impact of these restructuring expenses, net loss was ($3.2) million, or ($.19) per diluted share for the first quarter of 2009. Net income was $3.2 million, or $.19 per diluted share, for the first quarter of 2008.

Gross margin as a percent of net sales for the first quarter of 2009 was 11.0% compared with 23.2% for the same quarter of 2008. Gross margin percentage in the first quarter of 2009 was significantly impacted by the reduction in consolidated net sales causing fixed costs to be a greater percentage of net sales. This reduction in gross margin percentage was primarily attributable to the Company’s Thermal/Acoustical segment, and to a lesser extent, the Company’s Performance Materials segment and Other Products and Services. Restructuring related charges associated with the consolidation of the North American automotive operation impacted the Company’s gross margin percentage by approximately 380 basis points in the first quarter of 2009. The Company’s gross margin percentage in the first quarter of 2008 was positively impacted by a short-term replacement part opportunity at the Company’s European automotive operation.

Selling, product development and administrative expenses were $13.1 million for the first quarter ended March 31, 2009 compared with $15.8 million for the same quarter of 2008. Selling, product development and administrative expenses decreased by $2.7 million primarily due to decreases in salaries and wages expense, incentive compensation expense and sales commission expense, as well as reductions in other discretionary spending. The lower salaries and wages expense was due to reductions in workforce that occurred during the last half of 2008 and into the first quarter of 2009. The total number of selling, product development and administrative employees for the Company has decreased by approximately 15% since March 31, 2008.

Net cash used for operating activities was $3.7 million in the first quarter of 2009 compared with net cash provided by operating activities of $8.2 million in the first quarter of 2008. As of March 31, 2009, the Company had $7.5 million of cash and no borrowings under its credit facilities. Other than capital lease obligations, the Company had no significant debt outstanding at March 31, 2009.

Dale Barnhart, President and Chief Executive Officer, commented, “Unprecedented global economic conditions impacted all of the markets that Lydall serves, negatively affecting our financial results for the first quarter. The Thermal/Acoustical segment continued to be severely impacted by reductions in automobile production in the U.S. and Europe, while our Performance Materials segment and Other Products and Services were also impacted by lower demand.

“We remain focused on aggressively reducing costs and managing cash and working capital. Our Lean Six Sigma program continues to generate productivity gains and remove costs from the organization. We expect Lean Six Sigma will also assist the Company in reducing its working capital, particularly our inventory levels, resulting in improved cash generation as we move forward in 2009.

“We continued cost reductions in the first quarter of 2009, including a further reduction in our global workforce by approximately 7.5%, primarily from headcount reductions at the Company’s Thermal/Acoustical global automotive operations. We also made the difficult decision to reduce the annual base salaries by 3% of all executive officers and most domestic salaried employees of the Company and its subsidiaries, effective as of March 16, 2009. In addition, the Company’s matching contributions to its sponsored 401(k) plan will be suspended, beginning with the first payroll of May 2009, for all non-union, domestic employees.

“In our North American automotive business, we were invited by Chrysler and General Motors to participate in the U.S. Department of Treasury Auto Supplier Support Program. The intent of the Program is to provide suppliers of the U.S. automotive industry with access to government-supported protection for qualified accounts receivable from domestic automakers participating in the Program. We have completed the necessary documentation to request participation in the Program with both Chrysler and General Motors and are waiting to be accepted into the Program.

“Also in our North American automotive business, we continue to accelerate the North American automotive consolidation, and now expect it to be substantially complete during the second quarter of 2009, which will allow the Company to begin to realize savings from the consolidation earlier than previously anticipated. We expect annualized savings of approximately $3.5 million to $4.0 million from the consolidation. In addition, we now expect restructuring expenses over the consolidation period to be approximately $7.0 million, a reduction of $0.4 million from our previous estimate. We are also aggressively working with our customers to quote on platforms that are being transferred from competitors due to this challenging economic environment and have started to be awarded some platforms.

“While we cannot predict when global economic conditions will improve, we believe that the Company is positioning itself well to be stronger operationally when conditions improve in the markets that we serve.”

Segment Information

Performance Materials – Performance Materials segment net sales were $22.4 million in the current quarter compared with $29.8 million in the same period last year. Excluding the impact of foreign currency translation, segment net sales decreased by $6.4 million in the current quarter. Net sales of filtration products decreased by $3.2 million primarily due to reductions in air filtration product net sales. Net sales of industrial thermal insulation products decreased by $3.2 million in the first quarter of 2009 as compared to the same period of 2008. This decrease was caused by a reduction in energy and industrial products net sales of $1.6 million, due to lower demand in the electrical and cryogenic markets, and a reduction in net sales of building and appliance insulation products of $1.6 million as the Company continues to be impacted by lower construction of new homes and commercial buildings in the U.S.

For the current quarter, operating income for the segment was $1.3 million, compared to operating income of $4.6 million for the first quarter 2008. Lower net sales and the resulting lower gross margin, and to a lesser extent start-up costs at our Solutech operation acquired in December 2008, caused the reduction in operating income during the first quarter of 2009.

Thermal/Acoustical – Segment net sales decreased to $26.9 million for the quarter ended March 31, 2009 compared with $51.3 million for the same period of 2008. Excluding the impact of foreign currency translation, net sales decreased in the current quarter by $22.3 million when compared to the same period a year ago. Automotive parts net sales decreased by $17.8 million and tooling net sales declined by $4.5 million, as the Company’s automotive operations were significantly impacted by lower automobile production in the U.S. and Europe. According to CSM Worldwide, an automotive market forecasting service provided to suppliers, in the first quarter of 2009 production of cars and light trucks in North America and Europe was estimated to be lower by approximately 45%, as compared to the same period of 2008. Automotive parts net sales in the first quarter of 2008 included a short-term replacement part opportunity at the Company’s European automotive operation. Excluding this short-term replacement part opportunity, the Company’s automotive parts net sales for the first quarter of 2009 were lower by approximately 38% compared to the first quarter of 2008.

For the current quarter, operating loss for the segment was ($4.3) million compared with operating income of $4.7 million in the first quarter of 2008. The significant decrease in net sales, as well as restructuring related charges of $2.1 million related to the North American automotive consolidation, contributed to the operating loss.

Other Products and Services (OPS) – OPS net sales were $5.4 million in the first quarter of 2009, a decrease of $3.8 million compared to the same quarter of 2008. This decrease was due to lower net sales from the Company’s Affinity® temperature control equipment business of $2.7 million and the vital fluids business of $1.1 million. The decrease in Affinity net sales during the current quarter was attributable to the continued reduction in capital equipment spending in the semiconductor industry that the Company serves. The decrease in vital fluids’ products net sales was primarily attributable to decreased volumes in blood filtration product net sales and bioprocessing net sales.

Operating loss for OPS was ($0.8) million in the first quarter of 2009, compared to an operating loss of ($0.2) million for the first quarter 2008. The Affinity business reported an operating loss of

($0.4) million in the first quarter of 2009, compared to an operating loss of ($0.5) million in the first quarter of 2008. The operating loss reported by the vital fluids business was due to lower net sales and lower gross margin as a percentage of net sales primarily due to product mix.

Conference Call

Lydall will host a conference call today at 10:00 a.m. ET to discuss its first quarter ended March 31, 2009 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at 877-604-9665 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, The Netherlands and Germany and sales offices in the U.S., Europe, and Asia, focuses on manufacturing specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2008 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results,” and “Risk Factors” which outline certain risks regarding the Company’s forward-looking statements. Such risks include, among others: the current crisis in the global credit and financial markets and decline in economic growth may impact the Company’s future results. The current tightening of credit and reduction in economic activity may lead consumers and businesses to postpone spending which may cause customers to cancel, decrease or delay their existing or future orders with Lydall. The continuing disruption in the capital markets could also restrict the Company’s access to credit in the future. The current economic environment could also result in customers not being able to make payments to the Company when due or suppliers not being able to supply sufficient levels of inventory to Lydall when required. In addition, a major downturn of the automotive market, dependence on large customers, pricing pressures from OEM automotive customers, and changes in raw material pricing and supply could impact the Company’s financial results. Also, increases in energy pricing, inherent risks at international operations, including fluctuations in foreign exchange rates, the timing and performance of new-product introductions, compliance with environmental laws and regulations, outcomes of legal contingencies or assertions by or against the Company relating to intellectual property rights, changes in tax laws and rates, and strategic transactions, including restructurings, can impact Lydall’s projected results. The Company’s strategic transactions, including the consolidation of the North American automotive operations and the acquisition of DSM Solutech B.V. also involve risks that could impact the Company’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer, at One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com

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Lydall, Inc. News Release	April 30, 2009

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended March 31,
	2009	2008
Net sales	$54,333	$89,895
Cost of sales	48,340	69,050

Gross margin	5,993	20,845
Selling, product development and administrative expenses	13,082	15,772

Operating (loss) income from continuing operations	(7,089)	5,073
Interest expense	134	115
Other income, net	(127)	(128)

(Loss) income from continuing operations before income taxes	(7,096)	5,086
Income tax (benefit) expense from continuing operations	(2,576)	1,882

(Loss) income from continuing operations	(4,520)	3,204
Loss from discontinued operations, net of tax	—	(9)

Net (loss) income	$(4,520)	$3,195

Basic (loss) earnings per share:
Continuing operations	$(0.27)	$0.20
Discontinued operations	$—	$—
Net (loss) income	$(0.27)	$0.19

Diluted (loss) earnings per share:
Continuing operations	$(0.27)	$0.20
Discontinued operations	$—	$—
Net (loss) income	$(0.27)	$0.19

Weighted average common shares outstanding	16,544	16,403
Weighted average common shares and equivalents outstanding	16,544	16,416

Summary of Segment Information In thousands (Unaudited)
	Quarter Ended March 31,
	2009	2008
Net Sales

Performance Materials	$22,377	$29,782
Thermal/Acoustical	26,874	51,300
Other Products and Services	5,394	9,177
Reconciling Items	(312)	(364)

Consolidated Totals	$54,333	$89,895

Operating (Loss) Income

Performance Materials	$1,256	$4,612
Thermal/Acoustical	(4,309)	4,666
Other Products and Services	(800)	(228)
Corporate Office Expenses	(3,236)	(3,977)

Consolidated Totals	$(7,089)	$5,073

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Lydall, Inc. News Release	April 30, 2009

Financial Position

In thousands except ratio data

(Unaudited)

	March 31, 2009	December 31, 2008
Cash and cash equivalents	$7,534	$13,660
Working capital	$56,551	$58,659
Total debt	$7,338	$8,154
Stockholders’ equity	$158,067	$166,145
Total capitalization	$165,405	$174,299
Current ratio	2.5	2.6
Total debt to total capitalization	4.4%	4.7%

Cash Flows In thousands (Unaudited)
	Quarter Ended March 31,
	2009	2008
Net cash (used for) provided by operating activities	$(3,740)	$8,156
Net cash used for investing activities	$(1,830)	$(2,725)
Net cash used for financing activities	$(413)	$(235)
Depreciation and amortization	$4,157	$3,963
Capital expenditures	$1,830	$2,725

Common Stock Data Quarter Ended March 31,
	2009	2008
High	$6.07	$11.66
Low	$1.93	$8.32
Close	$2.97	$11.45

During the first quarter of 2009, 5,188,137 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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